EXHIBIT 10.21

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), made as of this October 17, 2023 (the “Effective Date”), is entered into by ENDRA Life Sciences Inc., a Delaware corporation (“Company”), and Alex Tokman (“Consultant”).

INTRODUCTION

The Company desires to retain the services of the Consultant as a consultant to the Company, and the Consultant desires to serve as a consultant to the Company. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Services.

(a) Consultant agrees to provide Commercialization services (“Services”), with deliverables detailed below

Contract Deliverables:

1.	Attain a hands-on understanding of TAEUS advantages and limitations.
2.	Facilitate the creation and update the ENDRA Mission / Vision. This will involve face-to-face working sessions in Ann Arbor.
3.	Facilitate the creation and update the ENDRA Go-To-Market strategy. This will also involve face-to-face sessions in Ann Arbor.
4.	Facilitate the creation and update of ENDRA messaging to investors after step 1 through 3 are completed. This will be accomplished with Francois, Lous and Alex.
5.

Start actively looking for AI M&A opportunities that are consistent with the decisions made above so that we can add these skills to the ENDRA tool box. Opportunities may be in embedded realtime AI for measurement and analysis and/or Generative AI with the options to integrate text, voice and images.

and other ad-hoc BD related activities at the Company’s request with a Maximum Commitment of 20 (twenty) hours per week. Consultant represents and warrants to the Company that it is able to provide the Services in a professional manner consistent with this type of engagement.

(b) Consultant will report progress on a weekly basis in a format mutually acceptable.

(c) Consultant will comply with all policies, rules and regulations adopted by the Company.

ENDRA Life Sciences 3600 Green Court Suite 350 Ann Arbor, MI 48105 USA +1-734-335-0468 www.endrainc.com

2. Term.

(a) This Agreement shall commence on the Effective Date and shall continue until the January 31, 2024, unless extended by mutual written consent of the Company and the Consultant or sooner terminated as provided below (the “Consultation Period”).

(b) The Company or the Consultant may, with or without cause, terminate the Consultation Period at any time, effective upon 15 days prior written notice. Following receipt of notice of termination, the Consultant shall receive prior approval for all Services performed in excess of the Minimum Commitment prior to the effective date of termination.

(c) The provisions of Sections 4, 5 and 7 of this Agreement shall survive the expiration or termination of this Agreement.

3. Compensation.

(a) The Consultant shall be compensated based on a fee of $150 per hour that the Consultant spends providing consulting services hereunder documented in a manner reasonably satisfactory to the Company. Travel time is excluded.

(b) Any effort beyond 20 hours per week would need to be approved in advance by the Company

(c) The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of consulting services hereunder (with the prior written approval of the Company). Any expense over $2000 must be approved in advance by ENDRA. Consultant shall not be entitled to any benefits, coverages, or privileges, under any benefit or employee plan maintained by the Company. Company will make payments for consulting fees earned within thirty (30) days of receipt of an invoice therefore from the Consultant, no more frequently than on a monthly basis.

4. Confidentiality.

(a) Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with confidential and proprietary information of the Company and its affiliates (“Proprietary Information”). Consultant agrees that he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Inventions (as defined below). Consultant understands that the Company is a publicly traded company and that federal securities laws prohibit trading in the Company’s stock while in possession in material nonpublic information about the Company or providing information to others that may trade in the Company’s stock.

(b) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all documents and materials embodying Proprietary Information.

ENDRA Life Sciences 3600 Green Court Suite 350 Ann Arbor, MI 48105 USA +1-734-335-0468 www.endrainc.com

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(c) Consultant represents that his retention as a Consultant with the Company, and his performance under this Agreement does not, and will not, breach any agreement to which the Consultant is a party or any policy by which the Consultant is bound. Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(d) Consultant agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Consultant therefore also agrees that in the event of said breach or any threat of breach, the Company will be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Consultant and/or any and all entities acting for and/or with Consultant, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph will not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Consultant. Consultant acknowledges that the Company would not have entered into this Agreement had Consultant not agreed to the provisions of this Section 4.

5. Inventions.

(a) All results and proceeds of the Services, including all writings, processes, techniques, methods, ideas, concepts, research, proposals, material inventions, discoveries, data, technology, designs, innovations, improvements and other work product of any nature whatsoever (whether or not patentable and whether or not copyrightable) related to the business of the Company, which are made, conceived, written, designed or developed by the Consultant in the course of the performance of Services hereunder, solely or jointly with others, and whether during normal business hours or otherwise (“Inventions”), shall be the sole property of the Company. Consultant agrees to assign and hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Consultant hereby waives all claims to moral rights in all Inventions. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

(b) Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings or in such form as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

ENDRA Life Sciences 3600 Green Court Suite 350 Ann Arbor, MI 48105 USA +1-734-335-0468 www.endrainc.com

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(c) Consultant acknowledges that all Inventions constitute Proprietary Information of the Company and is subject to the restrictions on disclosure, publication and use set forth in this Agreement.

6. Independent Contractor Status.

(a) Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee of the Company.

(b) Consultant is responsible for all taxes (federal, state and local) due with respect to the compensation paid or payable pursuant to this Agreement and shall indemnify and hold the Company and its officers and directors harmless from and against all such liabilities.

(c) Consultant is not authorized to create any liability, obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

7. Miscellaneous.

(a) All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by email, reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Consultant:

Alex Tokman

Address *******

Email: *******

If to the Company:

Endra Life Sciences Inc Attn:

Michael Harsh

3600 Green Court, Suite 350

Ann Arbor, MI 48105

Email: *******

ENDRA Life Sciences 3600 Green Court Suite 350 Ann Arbor, MI 48105 USA +1-734-335-0468 www.endrainc.com

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Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by email, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

(b) This agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of the state of Michigan applicable to contracts made, accepted, and performed wholly within the state of Michigan, without application of principles of conflicts of law; (iii) may be amended, modified, or terminated, and any right under this agreement may be waived in whole or in part, only by a writing executed by both the Company and the Consultant; (iv) may not be assigned in any way by the Company or the Consultant except with the prior written approval of the other party; (v) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this agreement; (vi) shall bind and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns; and (vii) is not intended to inure to the benefit of any third-party beneficiaries.

(c) Consultant acknowledges and agrees that the agreements and restrictions contained in Sections 4, and 5 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. Consultant acknowledges and agrees that any breach of the provisions of Sections 4 and 5 may cause the Company substantial and irreparable damage for which the Company cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages.

(d) Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

(e) This Agreement constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect and supersedes any prior Consulting Agreement between the parties.

ENDRA Life Sciences 3600 Green Court Suite 350 Ann Arbor, MI 48105 USA +1-734-335-0468 www.endrainc.com

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ENDRA INC

By:	/s/ Michael Harsh
Name:	Michael Harsh
Board Member
ENDRA Life Sciences

/s/ Alex Tokman
Alex Tokman

ENDRA Life Sciences 3600 Green Court Suite 350 Ann Arbor, MI 48105 USA +1-734-335-0468 www.endrainc.com

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